Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm, Reports to Shareholders and Financial Statements” in the Statements of Additional Information and to the incorporation by reference in Post-Effective Amendment Number 91 to the Registration Statement (Form N-1A, No. 002-91577) of our reports dated October 25, 2016 on the financial statements and financial highlights of Deutsche Limited Maturity Quality Income Fund and Deutsche Ultra-Short Investment Grade Fund (two of the Funds comprising Deutsche Income Trust), included in each Fund’s Annual Report for the fiscal year ended August 31, 2016.

/s/ Ernst & Young LLP

Boston, Massachusetts

November 28, 2016